Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

Cypress Reports Fourth-Quarter and Year-End 2006 Results

•	Fiscal 2006 revenue increased 23.1% over 2005

•	Adjusted-GAAP EPS[1] for 2006 increased by $0.64 over 2005, to $0.51

•	Record quarterly PSoC® revenue; 99.1% growth year-on-year

•	SRAM quarterly gross margins and earnings at highest level since Q1 2001

•	Cash and short-term investments from semiconductor business increased $210 million year-on-year

•	SunPower contributed significantly to revenue and EPS

SAN JOSE, Calif., January 25, 2007 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2006 fourth quarter was $287.0 million, down 1.1% from prior-quarter revenue of $290.2 million—a figure that included $5.4 million in revenue from the PC clock group, which was divested in October 2006. Fourth-quarter revenue increased 20.3% from year-ago fourth-quarter revenue of $238.5 million.

Adjusted-GAAP net income for the 2006 fourth quarter—earnings that exclude charges for stock-based compensation, acquisition-related charges and other special charges and credits—totaled $26.1 million5, or diluted earnings per share of $0.151. This compares with the prior quarter’s diluted earnings per share of $0.161. Diluted earnings per share in the year-ago fourth quarter was $0.041.

Cypress recorded GAAP net income of $15.8 million in the 2006 fourth quarter, or diluted earnings per share of $0.09. This compares with last quarter’s diluted earnings per share of $0.06. Diluted loss per share in the year-ago fourth quarter was $0.02 per share.

Consolidated gross margin on an adjusted-GAAP basis4 for the fourth quarter was 42.5%, down 0.9% from the previous quarter primarily due to product mix. On a GAAP basis, gross margin was 41.6%, down 1.0% from the prior quarter. Semiconductor margin on an adjusted-GAAP basis4 for the fourth quarter was 48.2%, down slightly from the previous quarter due to product mix, and up 4.1% from 44.1% in the year-ago fourth quarter.

For the fiscal year 2006, Cypress posted total revenue of $1.09 billion, an increase of 23.1% from fiscal year 2005 revenue of $886.4 million. On an adjusted-GAAP basis, Cypress’s fiscal year 2006 diluted earnings per share1 were $0.51, compared with a diluted net loss per share of $0.13 in 2005. On a GAAP basis, including a first-time FAS123R stock-based compensation expense, Cypress’s fiscal year 2006 diluted earnings per share was $0.25 compared with a diluted net loss per share of $0.69 in 2005.

Cypress President and CEO T.J. Rodgers said, “Cypress achieved more than $1 billion in annual revenue for the first time since the boom of 2000, propelled by a solid overall fourth quarter that featured a record revenue quarter for PSoC, resulting in a year-on-year doubling of PSoC revenue. We are structurally a substantially more profitable company than we were a year ago, driven by strong overall direct margins, a stable ASP environment and significant contributions from SunPower and our SRAM division.

“Cypress’s business remains fundamentally solid with a book-to-bill ratio of 0.96 and 86% of the first quarter booked, going into the quarter. We expect routine seasonality in our core semiconductor business, and are seeing some softness in certain communications-related markets—especially cell phone basestations—but we currently do not anticipate any significant or prolonged slowdown in 2007.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended
December 31, 2006
	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL

REVENUE ($M)	79.9	27.9	91.7	74.5	13.0	287.0

REVENUE	27.8%	9.7%	32.0%	26.0%	4.5%	100.0%

GROSS MARGIN[4]	43.8%	62.6%	43.0%	26.2%	80.2%	42.5%

ADJUSTED-GAAP EPS[1]	$0.01	$0.02	$0.08	$0.05	($0.01)	$0.15

GAAP EPS[2]						$0.09

Three Months Ended
October 1, 2006
	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL

REVENUE ($M)	89.7	36.2	86.0	65.3	13.0	290.2

REVENUE	30.9%	12.5%	29.6%	22.5%	4.5%	100.0%

GROSS MARGIN[4]	45.7%	67.7%	39.3%	25.3%	77.5%	43.4%

ADJUSTED-GAAP EPS[1]	$0.03	$0.06	$0.04	$0.05	($0.02)	$0.16

GAAP EPS [2]						$0.06

[1]	Adjusted-GAAP EPS, shown here on a fully diluted basis, excludes stock-based compensation charges, and the amortization of intangibles and other acquisition-related, restructuring and special charges and credits. Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the segments using the same weighted average share count as utilized for consolidated reporting purposes. See the “Reconciliation of GAAP to Adjusted-GAAP Measures Condensed Consolidated Statements of Operations” table.
[2]	There is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS as management does not allocate GAAP reconciling items to the segments. The most directly comparable GAAP measure is at the consolidated results level, which is presented above.
[3]	CCD is the Consumer and Computation Division; DCD is the Data Communications Division; MID is the Memory and Imaging Division.
[4]	Adjusted-GAAP gross margin percent excludes the impact of stock-based compensation, acquisition-related and other charges and credits. See the “Supplemental Segment and Gross Margin Information” table for a reconciliation of the consolidated adjusted-GAAP gross margin to GAAP gross margin.
[5]	See the “Reconciliation of GAAP to Adjusted-GAAP Measures Condensed Consolidated Statements of Operations” table.
[6]	See the “Reconciliation of GAAP to Adjusted-GAAP Income Before Income Tax and Minority Interest” table.

Consumer and Computation Division (CCD)

CCD revenue was $79.9 million in the fourth quarter, down 10.9% from the prior quarter in large part due to the sale of the PC Clock business unit. Record PSoC quarterly revenue was offset by slowing demand for communications-based, general-purpose clocks in the fourth quarter. CCD accounted for 27.8% of Cypress’s quarterly revenue. First-quarter revenue is expected to be slightly down due to seasonality.

CCD posted a gross margin of 43.8%4 in the fourth quarter, down from 45.7%4 in the third quarter. The division contributed $0.011 earnings per share to the company’s adjusted-GAAP net income in the fourth quarter, compared with $0.031 in the third quarter. CCD’s contribution to earnings per share is expected to remain relatively flat in the first quarter due to aggressive investments in PSoC.

Fourth-quarter highlights for the division include:

+ Cypress grew its PSoC customer base to 3,371 customers for the quarter, representing a gain of 68% year-on-year.

+ Cypress trained 1,500 engineers on PSoC in the fourth quarter, and more than 4,200 engineers over the course of the year, through a series of live, hands-on seminars, focusing mostly on the new PSoC Express™ software tool. PSoC Express is a revolutionary, visual embedded development tool that allows engineers to develop microcontroller-based designs without having to write even one line of computer code.

+ Cypress introduced five PSoC development kits to accelerate embedded designs that involve SD flash memory cards, I2C port expanders, capacitive-touch-sense interfaces and lighting controls based on the latest light-emitting diode technology. Each of the kits helps engineers to debug hardware and software in PSoC-enabled applications.

+ Cypress launched PRoC™ LP, a low-power, Programmable Radio-on-a-Chip™ that reduces the bill of materials and simplifies the coding and layout of human interface devices, including computer keyboards, mice and remote controls. The solution integrates Cypress’s 2.4-GHz WirelessUSB™ transceiver with a PSoC chip, allowing almost any peripheral device to be easily connected wirelessly to a PC with just a few days of engineering time.

+ Cypress launched the industry’s first I2C-programmable clock chip with four phase-locked loops (PLLs), targeting digital entertainment applications and other devices requiring multiple frequencies. The programmable interface enables end-product designers to make frequency changes with software commands even after the clock has been soldered onto the circuit board.

+ Hitachi Ltd. selected a Cypress programmable clock chip for use in its Wooo™ 9000 series of high-definition digital televisions. The chip replaces multiple crystal oscillators and provides Hitachi with the flexibility to make changes throughout the design and production cycles.

+ Cypress and Unigen introduced the industry’s smallest precertified wireless modules, combining WirelessUSB with Unigen’s LETO module family. The solutions eliminate the need for costly, time-consuming RF certification by the FCC, speeding the development of wireless links in home automation, medical, industrial and consumer-electronics systems.

+ Cypress and Winbond introduced a demonstration board for wireless Voice over IP (VoIP) headsets. The board combines the exceptional interference immunity of WirelessUSB LP with the clean signal delivery of Winbond Electronics’ W681360 CODEC and improves customer time-to-market.

+ Cypress announced that its MoBL-USB™ TX2 high-speed USB 2.0 transceiver and MoBL® ADM dual-port interconnects have been adopted in Marvell Technology Group’s new PXA3xx application processor platform used in mobile handsets, PDAs and portable music players. The low-power devices provide reliable and efficient access to multimedia content.

+ Cypress introduced a small-form-factor, high-speed USB 2.0 hub controller that enables bus-powered designs and reduces overall bill-of-materials costs in standalone hubs, monitors, docking stations, keyboards and other end products.

+ Cypress and UPEK introduced two USB reference design kits that enable fingerprint security for USB Flash disk drives and external hard disk drives.

Data Communications Division (DCD)

DCD revenue was $27.9 million in the fourth quarter, down 22.9% from the prior quarter, below our expectations. The revenue decline was due primarily to a greater-than-expected slowdown in the basestation market. DCD accounted for 9.7% of fourth-quarter revenue. Divisional revenue is expected to remain flat to slightly down in the first quarter.

DCD posted a gross margin of 62.6%4 in the fourth quarter, down from 67.7%4 in the third quarter. The division contributed $0.021 earnings per share on an adjusted-GAAP basis to net income in the fourth quarter, compared with $0.061 in the third quarter. DCD’s contribution to earnings per share is expected to remain stable in the first quarter.

Fourth-quarter highlights for the division include:

+ Cypress introduced the West Bridge™ Antioch™ peripheral controller, the first in a family of devices that enables users to talk on the phone while downloading music from their PC. The device leverages Cypress’s Simultaneous Link to Independent Multimedia™ (SLIM™) architecture to free the phone’s processor from USB and storage-management tasks and to enable high-performance data transfers.

Memory and Imaging Division (MID)

MID revenue was $91.7 million in the fourth quarter, up 6.6% from the prior quarter, exceeding expectations. Demand increased across all MID business units during the quarter. Divisional revenue accounted for 32.0% of fourth-quarter revenue. First-quarter MID revenue is expected to be flat to slightly down compared to Q406.

MID posted a gross margin of 43.0%4 in the fourth quarter, compared with 39.3%4 in the third quarter as SRAM ASPs and margins remained strong. The division reported net earnings per share of $0.081 on an adjusted-GAAP basis in the fourth quarter, compared with net earnings per share of $0.041 in the third quarter. MID’s contribution to earnings per share is expected to remain stable in the first quarter.

Fourth-quarter highlights for the division include:

+ Cypress achieved its first nonvolatile memory (NVSRAM) product revenue with the shipment of new 1-Mbit and 256-Kbit products. NVSRAMs are typically used in RAID controllers, industrial automation controllers, set-top boxes, copiers, multifunction printers, and point-of-sale terminals.

+ Cypress’s IM103 CMOS image sensor was named the industry’s most innovative image sensor by the consulting firm Semiconductor Insights.

SunPower Corporation

Revenue from Cypress’s SunPower subsidiary was $74.5 million in the fourth quarter, up 14.1% from the prior quarter and up 154% from the fourth quarter of 2005, driven primarily by higher worldwide unit sales of solar panels. SunPower accounted for 26.0% of Cypress’s fourth-quarter revenue. Revenue is expected to increase markedly in the first quarter based primarily on the acquisition of PowerLight.

SunPower posted an adjusted-GAAP gross margin of 26.2%4 in the fourth quarter of 2006, compared with 25.3%4 in the third quarter of 2006. The company reported an adjusted-GAAP pretax profit of 19.2%6 in the fourth quarter. SunPower contributed adjusted-GAAP diluted earnings per share of $0.051 in the fourth quarter, compared with earnings per share of $0.051 in the third quarter. SunPower’s contribution to Cypress’s earnings per share is expected to increase in the first quarter of 2007.

Fourth-quarter highlights include:

+ SunPower acquired PowerLight Corp., a leading provider of large-scale solar-power systems. The acquisition and related future stock compensation, valued at $329.1 million in cash and stock, closed on January 10, 2007. The PowerLight addition is expected to accelerate SunPower’s revenue growth by $250 million to $300 million in 2007 and to expand its technology portfolio related to solar systems products. SunPower acquired some key, patented, proprietary products to add to its line of high-efficiency solar modules, including SunTile® residential roof tiles to create solar roofs on new houses, PowerGuard® interlocking solar tiles that are the industry standard for low-cost commercial applications (e.g., Cypress’s solar roof), and PowerTracker® systems that tilt solar panels to follow the sun—often used in large solar plants like the 11-megawatt installation commissioned by General Electric in Serpa, Portugal.

+ SunPower announced the SPR-315, the first solar panel made from its 22-percent-efficient Gen2 solar cells and by far, the highest wattage panel available from any source. The panels offer a larger footprint and deliver more power per square meter, compared with standard solar panels. Customers will benefit from the faster, more-efficient installation of approximately half the number of panels for a given wattage system.

+ SunPower signed a $20 million silicon ingot supply agreement with REC SiTech AS, a leading supplier of monocrystalline ingots to the solar industry.

+ SunPower President and Chief Technology Officer Dick Swanson received a Wall Street Journal Technology Innovation Award for his career contributions to the commercialization of solar power.

Other Developments

+ In January, Cypress’s Board of Directors authorized a new stock buyback program of up to $300 million.

+ Cypress signed a global agreement with Premier Farnell, a U.K.-based distributor, under which Farnell will sell PSoC and other Cypress products to customers worldwide. Online and catalog sales through the distribution channel are a key part of Cypress’s effort to expand its PSoC customer base.

+ Cypress launched a $160,000 global university competition to encourage engineering students to design with Cypress products. First-place winners and their professors in six global regions will compete for $10,000 cash prizes and the inaugural T.J. Rodgers Innovation Trophy.

+ Cypress donated computer equipment and the use of a 1,960 square-foot computer lab at its San Jose headquarters to the nonprofit California Alliance of African American Educators, an organization that produces extraordinary college acceptance rates for African-American students enabling them to pursue careers in math, science and technology.

+ Cypress won its 15th consecutive Holiday Food Bowl Challenge trophy from the Second Harvest Food Bank of Santa Clara and San Mateo Counties by donating 961,680 pounds of food, or 1,330 pounds per Cypress employee—a per-capita donation that topped all other companies in Silicon Valley.

Conclusion

Rodgers concluded: “Cypress succeeded in its focus on improving investor returns in 2006. Our goal is to continue to do so in 2007. Our stock price appreciated by 18.4% in 2006, outpacing the Philadelphia Semiconductor Index (SOXX) by 21 percentage points. Cypress’s stock appreciated by 21.5% in 2005.

“In Q4, Cypress made public our new mission: ‘To transform ourselves from a traditional, broad-line semiconductor company to the leading supplier of programmable system solutions.’ This mission is the focus of a restructuring effort begun two years ago – one that has included the sale or divestiture of businesses that do not align with our long-term plan, our successful shift into flexible manufacturing (“No More Moore”) and the addition to our management team of senior executives with broad experience defining and bringing to market new generations of high-performance programmable products.

“As a result, we exited 2006 with our most focused product portfolio ever, which helped to drive design wins to an all-time record. We expect to grow faster than the overall semiconductor market and to achieve record revenue in 2007.”

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB radio system-on-chip, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the first quarter of 2007, revenue for 2007, and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “believes,” “expects,” “future,” “plan,” “intends” and similar expressions to identify forward-looking statements that include, but are not limited to, statements related to demand for our PSoC devices, CapSense devices and other products, the functionality and features of our new products, the strength of our product portolio, the stability of our ASPs, the softness in communications-related markets, our prices, growth, shipments, profit and revenue. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, the actions of our competitors, our ability to develop and roll-out new products, our ability to execute on our flexible manufacturing plan, whether our products perform as expected, whether our investment in PSoC is fully realized, customer acceptance of Cypress and it’s subsidiaries’ products, factory utilization, seasonality in the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries, including SunPower’s ability to integrate PowerLight, meet demand and obtain a sufficient amount of polysilicon, SunPower’s production levels and module sales, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures, which are adjusted from the most directly comparable GAAP results to exclude charges for stock-based compensation, acquisition-related charges and other special charges and credits. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally to make strategic decisions, forecast future results and evaluate the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, the Cypress logo, PSoC, and MoBL are registered trademarks of Cypress Semiconductor Corporation. PSoC Express, Programmable System-on-Chip, PRoC, Programmable Radio-on-a-Chip, MoBL-USB, EZ-USB FX2LP, WirelessUSB, enCoRe, HOTLink, SLIM, Simultaneous Link to Independent Multimedia, West Bridge and Antioch are trademarks of Cypress Semiconductor Corporation. SunPower is a registered trademark of SunPower Corporation. PowerLight, PowerGuard, SunTile and PowerTracker are registered trademarks of PowerLight, a subsidiary of SunPower Corp. Wooo is a trademark of Hitachi Ltd. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per-share data)

(Unaudited)

	December 31, 2006	January 1, 2006

ASSETS

Cash, cash equivalents, and investments (a)	$642,363	$393,788
Accounts receivable, net	163,196	151,213
Inventories	119,184	73,573
Property and equipment, net	572,018	464,656
Goodwill and other intangible assets	395,845	459,496
Other assets	230,488	155,148

Total assets	$2,123,094	$1,697,874

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$92,206	$72,125
Deferred income	44,917	29,404
Convertible subordinated notes	598,996	599,997
Income tax liabilities	52,469	59,590
Other accrued liabilities	165,475	141,319

Total liabilities	954,063	902,435
Minority interest	123,388	38,304
Stockholders' equity (b)	1,045,643	757,135

Total liabilities and stockholders' equity	$2,123,094	$1,697,874

(a)	Cash, cash equivalents and investments included restricted cash totaling $63.3 million and $63.5 million as of December 31, 2006 and January 1, 2006, respectively.
(b)	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 144,843 and 137,036 shares outstanding as of December 31, 2006 and January 1, 2006, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON A GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 31, 2006	October 1, 2006	January 1, 2006	December 31, 2006	January 1, 2006

Revenues	$286,973	$290,207	$238,473	$1,091,553	$886,396
Cost of revenues (a)	167,611	166,649	140,779	631,328	528,657

Gross margin	119,362	123,558	97,694	460,225	357,739
Operating expenses (credits):
Research and development (a)	57,859	61,981	55,609	244,104	226,760
Selling, general and administrative (a)	50,252	48,817	40,796	187,552	156,041
Amortization of intangibles	3,738	3,748	5,692	15,873	27,709
In-process research and development charge	—	—	—	—	12,300
Restructuring costs (credits) (a)	—	—	(982)	489	27,426
Gain on divestitures	(8,732)	—	—	(14,730)	—

Total operating costs	103,117	114,546	101,115	433,288	450,236

Operating income (loss)	16,245	9,012	(3,421)	26,937	(92,497)
Net interest income (expense) and other	4,182	6,385	501	25,773	(720)

Income (loss) before income tax and minority interest	20,427	15,397	(2,920)	52,710	(93,217)
Income tax (provision) benefit	(1,757)	(2,320)	1,037	(6,859)	1,339
Minority interest, net of tax	(2,830)	(2,363)	(275)	(6,369)	(275)

Net income (loss)	$15,840	$10,714	$(2,158)	$39,482	$(92,153)

Basic net income (loss) per share	$0.11	$0.08	$(0.02)	$0.28	$(0.69)
Diluted net income (loss) per share	$0.09	$0.06	$(0.02)	$0.25	$(0.69)

Shares used in per-share calculation:
Basic	143,632	141,284	135,990	140,809	133,188
Diluted	181,680	179,087	135,990	179,271	133,188

(a) Includes the following stock-based compensation expense:
Cost of revenues	$2,523	$2,623	$1	$8,940	$8
Research and development	4,331	4,515	100	17,916	(1,246)
Selling, general and administrative	5,608	5,158	(1,636)	20,596	96
Restructuring	—	—	—	—	6,723

(a)	Prior to January 2, 2006, Cypress accounted for stock-based compensation expense under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and the related interpretation. In accordance with APB 25, Cypress historically used the intrinsic value method to account for stock-based compensation expense. As of January 2, 2006, Cypress accounted for stock-based compensation expense under Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" ("SFAS 123(R)"). As Cypress adopted the modified prospective application method under SFAS 123(R), results for prior periods have not been restated.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON AN ADJUSTED-GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 31, 2006	October 1, 2006	January 1, 2006	December 31, 2006	January 1, 2006
Revenues	$286,973	$290,207	$238,473	$1,091,553	$886,396
Costs of revenues	165,105	164,287	140,478	622,701	527,998

Gross margin	121,868	125,920	97,995	468,852	358,398
Operating expenses:
Research and development	52,329	57,075	54,246	221,191	223,349
Selling, general and administrative	44,038	43,498	39,451	165,287	152,294

Total operating costs	96,367	100,573	93,697	386,478	375,643

Operating income (loss)	25,501	25,347	4,298	82,374	(17,245)
Net interest income and other	6,723	7,524	1,331	20,288	807

Income (loss) before income tax and minority interest	32,224	32,871	5,629	102,662	(16,438)
Income tax (provision) benefit	(2,739)	(2,260)	557	(8,714)	(481)
Minority interest, net of tax	(3,403)	(2,986)	(417)	(8,325)	(417)

Net income (loss)	$26,082	$27,625	$5,769	$85,623	$(17,336)

Basic net income (loss) per share	$0.18	$0.20	$0.04	$0.61	$(0.13)
Diluted net income (loss) per share	$0.15	$0.16	$0.04	$0.51	$(0.13)

Shares used in per-share calculation:
Basic	143,632	141,284	135,990	140,809	133,188
Diluted	183,895	180,261	143,155	180,447	133,188

-	A reconciliation of GAAP to adjusted-GAAP is presented on the following page.
-	Cypress' adjusted-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from those used by other companies.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP TO ADJUSTED-GAAP MEASURES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED				THREE MONTHS ENDED				THREE MONTHS ENDED
	December 31, 2006				October 1, 2006				January 1, 2006
	GAAP	Adjustments		Adjusted-GAAP	GAAP	Adjustments		Adjusted-GAAP	GAAP	Adjustments		Adjusted-GAAP
Revenues	$286,973	$—		$286,973	$290,207	$—		$290,207	$238,473	$—		$238,473
Cost of revenues	167,611	(2,506	)(1)	165,105	166,649	(2,362	)(9)	164,287	140,779	(301	)(16)	140,478

Gross margin	119,362	2,506		121,868	123,558	2,362		125,920	97,694	301		97,995
Operating expenses (credits):
Research and development	57,859	(5,530	)(2)	52,329	61,981	(4,906	)(10)	57,075	55,609	(1,363	)(17)	54,246
Selling, general and administrative	50,252	(6,214	)(3)	44,038	48,817	(5,319	)(11)	43,498	40,796	(1,345	)(18)	39,451
Amortization of intangibles	3,738	(3,738	)(4)	—	3,748	(3,748	)(12)	—	5,692	(5,692	)(19)	—
Restructuring credits	—	—		—	—	—		—	(982)	982	(20)	—
Gain on divestitures	(8,732)	8,732	(5)	—	—	—		—	—	—		—

Total operating costs	103,117	(6,750)		96,367	114,546	(13,973)		100,573	101,115	(7,418)		93,697

Operating Income (loss)	16,245	9,256		25,501	9,012	16,335		25,347	(3,421)	7,719		4,298
Net interest income and other	4,182	2,541	(6)	6,723	6,385	1,139	(13)	7,524	501	830	(21)	1,331

Income (loss) before income tax and minority interest	20,427	11,797		32,224	15,397	17,474		32,871	(2,920)	8,549		5,629
Income tax (provision) benefit	(1,757)	(982	)(7)	(2,739)	(2,320)	60	(14)	(2,260)	1,037	(480	)(22)	557
Minority interest, net of tax	(2,830)	(573	)(8)	(3,403)	(2,363)	(623	)(15)	(2,986)	(275)	(142	)(23)	(417)

Net income (loss)	$15,840	$10,242		$26,082	$10,714	$16,911		$27,625	$(2,158)	$7,927		$5,769

Basic net income (loss) per share	$0.11			$0.18	$0.08			$0.20	$(0.02)			$0.04
Diluted net income (loss) per share	$0.09			$0.15	$0.06			$0.16	$(0.02)			$0.04

Shares used in per-share calculation:
Basic	143,632			143,632	141,284			141,284	135,990			135,990
Diluted	181,680			183,895	179,087			180,261	135,990			143,155

Three Months Ended December 31, 2006:

(1)	Includes acquisition-related expense of $4, stock-based compensation expense of $2,523, and a credit of $(21) related to changes in value of the deferred compensation plan.
(2)	Includes acquisition-related expense of $417, stock-based compensation expense of $4,331, synthetic lease loss accrual of $807, and a credit of $(25) related to changes in value of the deferred compensation plan.
(3)	Includes acquisition-related expense of $229, stock-based compensation expense of $5,608, synthetic lease loss accrual of $397, and a credit of $(20) related to changes in value of the deferred compensation plan.
(4)	Includes amortization of intangibles of $3,738.
(5)	Includes gain on sale of PC Clock business of $(8,732).
(6)	Includes an investment impairment charge of $2,267 and an investment-related loss of $274.
(7)	Includes tax effect on adjusted-GAAP adjustments of $(982).
(8)	Includes minority interest adjustments of $(573).

Three Months Ended October 1, 2006:

(9)	Includes acquisition-related expense of $5, stock-based compensation expense of $2,623, and a credit of $(266) related to changes in value of the deferred compensation plan.
(10)	Includes acquisition-related expense of $362, stock-based compensation expense of $4,515, synthetic lease loss accrual of $335, and a credit of $(306) related to changes in value of the deferred compensation plan.
(11)	Includes acquisition-related expense of $230, stock-based compensation expense of $5,158, synthetic lease loss accrual of $165, and a credit of $(234) related to changes in value of the deferred compensation plan.
(12)	Includes amortization of intangibles of $3,748.
(13)	Includes an investment impairment charge of $2,175 and an investment-related gain of $(1,036).
(14)	Includes tax effect on adjusted-GAAP adjustments of $60.
(15)	Includes minority interest adjustments of $(623).

Three Months Ended January 1, 2006:

(16)	Includes acquisition-related and other expense of $300, and stock-based compensation expense of $1.
(17)	Includes acquisition-related and other expense of $1,059, stock-based compensation expense of $100, and synthetic lease loss accrual of $204.
(18)	Includes acquisition-related and other expense of $2,881, synthetic lease loss accrual of $100, and stock-based compensation credit of $(1,636).
(19)	Includes amortization of intangibles of $5,692.
(20)	Includes restructuring credits of $(982).
(21)	Includes an investment impairment charge of $405 and an investment-related loss of $425.
(22)	Includes tax effect on adjusted-GAAP adjustments of $(480).
(23)	Includes minority interest adjustments of $(142).

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP TO ADJUSTED-GAAP MEASURES - CONTINUED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

(Unaudited)

	TWELVE MONTHS ENDED				TWELVE MONTHS ENDED
	December 31, 2006				January 1, 2006
	GAAP	Adjustments		Adjusted-GAAP	GAAP	Adjustments		Adjusted-GAAP
Revenues	$1,091,553	$—		$1,091,553	$886,396	$—		$886,396
Cost of revenues	631,328	(8,627	)(24)	622,701	528,657	(659	)(33)	527,998

Gross margin	460,225	8,627		468,852	357,739	659		358,398
Operating expenses (credits):
Research and development	244,104	(22,913	)(25)	221,191	226,760	(3,411	)(34)	223,349
Selling, general and administrative	187,552	(22,265	)(26)	165,287	156,041	(3,747	)(35)	152,294
Amortization of intangibles	15,873	(15,873	)(27)	—	27,709	(27,709	)(36)	—
In-process research and development charge	—	—		—	12,300	(12,300	)(37)	—
Restructuring costs	489	(489	)(28)	—	27,426	(27,426	)(38)	—
Gain on divestitures	(14,730)	14,730	(29)	—	—	—		—

Total operating costs	433,288	(46,810)		386,478	450,236	(74,593)		375,643

Operating Income (loss)	26,937	55,437		82,374	(92,497)	75,252		(17,245)
Net interest income (expense) and other	25,773	(5,485	)(30)	20,288	(720)	1,527	(39)	807

Income (loss) before income tax and minority interest	52,710	49,952		102,662	(93,217)	76,779		(16,438)
Income tax (provision) benefit	(6,859)	(1,855	)(31)	(8,714)	1,339	(1,820	)(40)	(481)
Minority interest, net of tax	(6,369)	(1,956	)(32)	(8,325)	(275)	(142	)(41)	(417)

Net income (loss)	$39,482	$46,141		$85,623	$(92,153)	$74,817		$(17,336)

Basic net income (loss) per share	$0.28			$0.61	$(0.69)			$(0.13)
Diluted net income (loss) per share	$0.25			$0.51	$(0.69)			$(0.13)

Shares used in per-share calculation:
Basic	140,809			140,809	133,188			133,188
Diluted	179,271			180,447	133,188			133,188

Twelve Months Ended December 31, 2006:

(24)	Includes acquisition-related expense of $45, stock-based compensation expense of $8,940, and a credit of $(358) related to changes in value of the deferred compensation plan.
(25)	Includes acquisition-related expense of $3,597, stock-based compensation expense of $17,916, synthetic lease loss accrual of $1,812, and a credit of $(412) related to changes in value of the deferred compensation plan.
(26)	Includes acquisition-related expense of $1,092, stock-based compensation expense of $20,596, synthetic lease loss accrual of $892, and a credit of $(315) related to changes in value of the deferred compensation plan.
(27)	Includes amortization of intangibles of $15,873.
(28)	Includes restructuring costs of $489.
(29)	includes gain on sale of PC Clock business of $(8,732), and gain on sale of NSE assets of $(5,998).
(30)	Includes an investment impairment charge of $5,325 and an investment-related gain of $(10,810).
(31)	Includes tax effect on adjusted-GAAP adjustments of $(1,855).
(32)	Includes minority interest adjustments of $(1,956).

Twelve Months Ended January 1, 2006:

(33)	Includes acquisition-related and other expense of $702, stock-based compensation expense of $8, and a credit of $(51) related to changes in value of the deferred compensation plan.
(34)	Includes acquisition-related and other expense of $3,901, stock-based compensation credit of $(1,246), synthetic lease loss accrual of $816, and a credit of $(60) related to changes in value of the deferred compensation plan.
(35)	Includes acquisition-related and other expense of $3,294, stock-based compensation expense of $96, synthetic lease loss accrual of $401, and a credit of $(44) related to changes in value of the deferred compensation plan.
(36)	Includes amortization of intangibles of $27,709.
(37)	Includes In-process research and development charge of $12,300.
(38)	Includes restructuring expenses of $27,426.
(39)	Includes an investment impairment charge of $1,226 and an investment-related loss of $301.
(40)	Includes tax effect on adjusted-GAAP adjustments of $(1,820).
(41)	Includes minority interest adjustments of $(142).

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL SEGMENT AND GROSS MARGIN INFORMATION

(In thousands, except per-share and percentage data)

(Unaudited)

Segment Information:
	THREE MONTHS ENDED December 31, 2006
	CCD (a)	DCD (a)	MID (a)	SunPower	Other	Consolidated
Revenues	$79,872	$27,942	$91,662	$74,509	$12,988	$286,973
Adjusted-GAAP gross margin %	43.8%	62.6%	43.0%	26.2%	80.2%	42.5%
Adjusted-GAAP diluted net income (loss) per share contribution (b)	$0.01	$0.02	$0.08	$0.05	$(0.01)	$0.15

	THREE MONTHS ENDED October 1, 2006
	CCD (a)	DCD (a)	MID (a)	SunPower	Other	Consolidated
Revenues	$89,738	$36,143	$85,953	$65,348	$13,025	$290,207
Adjusted-GAAP gross margin %	45.7%	67.7%	39.3%	25.3%	77.5%	43.4%
Adjusted-GAAP diluted net income (loss) per share contribution (b)	$0.03	$0.06	$0.04	$0.05	$(0.02)	$0.16

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Consolidated Gross Margin:

	THREE MONTHS ENDED December 31, 2006		THREE MONTHS ENDED October 1, 2006		THREE MONTHS ENDED January 1, 2006
GAAP consolidated gross margin	$119,362	41.6%	$123,558	42.6%	$97,694	41.0%
Reconciling items (b):
Acquisition-related and other expense	4		5		300
Credits related to changes in value of the deferred compensation plan	(21)		(266)		—
Stock-based compensation expense	2,523		2,623		1

Adjusted-GAAP consolidated gross margin	$121,868	42.5%	$125,920	43.4%	$97,995	41.1%

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Semiconductor Gross Margin (c):

	THREE MONTHS ENDED December 31, 2006		THREE MONTHS ENDED October 1, 2006		THREE MONTHS ENDED January 1, 2006
GAAP consolidated gross margin	$119,362	41.6%	$123,558	42.6%	$97,694	41.0%
Less: GAAP SunPower gross margin	(18,145)		(15,184)		(4,619)
Amortization of SunPower's intangibles	(1,164)		(1,176)		(1,176)

GAAP semiconductor gross margin	100,053		107,198		91,899
Reconciling items (b):
Acquisition-related and other expense	4		5		232
Credits related to changes in value of the deferred compensation plan	(21)		(266)		—
Stock-based compensation expense	2,305		2,423		1

Adjusted-GAAP semiconductor gross margin	$102,341	48.2%	$109,360	48.6%	$92,132	44.1%

(a)	CCD-Consumer and Computation Division; DCD-Data Communications Division; MID-Memory and Imaging Division.
(b)	The Company does not generally allocate GAAP reconciling items, such as stock-based compensation expense, to the segments. Management uses the adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company's current performance. These adjusted-GAAP measures exclude the GAAP items listed in the "Reconciliation of GAAP to Adjusted-GAAP measures" tables and are not allocated to the segments as management does not evaluate the Company including these GAAP measures. In addition, the adjusted-GAAP EPS by segment is calculated utilizing the same consolidated weighted-average share count used for consolidated adjusted-GAAP EPS. As such, there is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS and one is not presented.
(c)	Semiconductor includes all segments except SunPower.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP TO ADJUSTED-GAAP INCOME BEFORE INCOME TAX AND MINORITY INTEREST

(In thousands, except percentage data)

(Unaudited)

	THREE MONTHS ENDED December 31, 2006
	Semiconductor (a)		SunPower		Consolidated
	Amount	As a % of Semiconductor Revenues	Amount	As a % of SunPower Revenues	Amount	As a % of Consolidated Revenues

GAAP income before income tax and minority interest	$8,448	4.0%	$11,979	16.1%	$20,427	7.1%
Reconciling items (b):
Acquisition-related expense	650		—		650
Credits related to changes in value of deferred compensation plan	(66)		—		(66)
Stock-based compensation expense	11,304		1,158		12,462
Synthetic lease loss accrual	1,204		—		1,204
Amortization of intangibles	2,574		1,164		3,738
Gain on divestitures	(8,732)		—		(8,732)
Investment impairment charge and investment-related loss	2,541		—		2,541

Adjusted-GAAP income before income tax and minority interest	$17,923	8.4%	$14,301	19.2%	$32,224	11.2%

(a)	Semiconductor includes all segments except SunPower. Refer to the "Supplemental Segment and Gross Margin Information" table for revenue information by segments.
(b)	Refer to the "Reconciliation of GAAP to Adjusted-GAAP Measures" table for the line items in the Condensed Consolidated Statements of Operations in which the consolidated amounts were recorded.